EXHIBIT 10.2

RESTRICTED STOCK AGREEMENT

Executive	Employee ID	Grant Date	Number of Restricted Shares

RECITALS:

The Company and Executive have previously entered into an [Employment Agreement] [Executive Compensation Agreement] (the “[Employment Agreement] [Executive Compensation Agreement]”) setting forth some of the terms of Executive’s employment and post-employment relationships with Company.

The Compensation Committee of the Board of Directors (the “Committee”) has determined to award to the Executive shares of the common stock of the Company (“Common Stock”), subject to the restrictions contained herein, pursuant to the Company’s 2010 Long-Term Compensation Plan (the “Plan”). All terms used herein and not otherwise defined shall have the same meaning as set forth in the Plan.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises set forth in this agreement and the benefits that the Company expects to derive in connection with the services to be hereafter rendered to it or its subsidiaries by the Executive, the Company and the Executive hereby agree as follows:

ARTICLE I

Restricted Shares

1.1    Award of Restricted Shares.  The Company hereby awards to the Executive the number of shares of Common Stock listed above under the heading “Number of Restricted Shares” (the “Restricted Shares”), subject to the restrictions contained herein and the provisions of the Plan.

1.2    Vesting of the Restricted Shares.  Subject to the terms of this Agreement, the Restricted Shares shall vest in accordance with the following schedule:

Shares Vesting
1st Anniversary Date	20%
2nd Anniversary Date	20%
3rd Anniversary Date	20%
4th Anniversary Date	20%
5th Anniversary Date	20%

(a)      Termination By Company for Cause, By Executive Other Than for Good Reason or Due to Disability.  If Executive’s employment is terminated by the Company pursuant to Section [3.1 (b)] [2.1] of the [Employment Agreement] [Executive Compensation Agreement], by Executive pursuant to [Section 3.1(e)] [Sections 2.2 or 2.3] of the [Employment Agreement] [Executive Compensation Agreement] or due to Disability (defined in the [Employment Agreement] [Executive Compensation Agreement]) pursuant to Section [3.1(d)] [2.5] of the [Employment Agreement] [Executive Compensation Agreement], the vesting of the Restricted Shares shall, on the date of such termination, cease and any unvested Restricted Shares shall be forfeited by Executive and revert to the Company.

(b)      Termination Due to Executive’s Death.  If Executive’s employment is terminated due to Executive’s death pursuant to Section [3.1(d)] [2.4] of the [Employment Agreement] [Executive Compensation Agreement], the Restricted Shares shall, upon such termination, vest immediately.

(c)      Termination By Company Without Cause or By Executive for Good Reason.  If Executive’s employment is terminated by Executive [pursuant to Section 3.1(c) of the Employment Agreement or by] [or] the Company pursuant to [Section 3.1(a)] [2.6] of the [Employment Agreement] [Executive Compensation Agreement], any Restricted Shares that are scheduled to vest [during the period through the end of the Initial Term or the then current Renewal Term, as applicable, of the Employment Agreement (but in no event longer than the three] [in the two]-year period following the date of Executive’s termination of employment[)] shall immediately vest.

(d)      Change of Control.  In the event of a Change of Control, any outstanding Restricted Shares shall be subject to the provisions set forth in Paragraph 19 of the Plan, provided, however, any references to “cause” and “good reason” used in Paragraph 19 of the Plan shall be interpreted by applying the definitions of “cause” and “good reason” set forth in the [Employment Agreement] [Executive Compensation Agreement].

Any Restricted Shares which do not vest shall be forfeited by Executive and revert to the Company. The period during which the Restricted Shares are unvested is referred to herein as the Restricted Period.

1.3    Shareholder Status.  Prior to the vesting of the Restricted Shares, Executive shall have the right to vote the Restricted Shares, the right to receive and retain all regular cash dividends paid or distributed in respect of the Restricted Shares, and except as expressly provided otherwise herein, all other rights as a holder of outstanding shares of Common Stock. Notwithstanding the foregoing, the Executive shall not have the right to vote or to receive dividends with respect to the Restricted Shares with respect to record dates occurring after any of the Restricted Shares revert to the Company pursuant to Section 1.2 hereof. Until the Restricted Shares vest pursuant to Section 1.2 hereof, the Company shall retain custody of the stock certificates representing the Restricted Shares. As soon as practicable after the lapse of the restrictions, the Company shall issue or release or cause to be issued or released certificate(s) representing the shares, less any shares used to satisfy the obligation to withhold income and/or employment taxes in connection with the vesting of any Restricted Shares.

1.4      Prohibition Against Transfer.  During the Restricted Period, the Restricted Shares may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by the Executive, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 1.4 shall be void and of no further effect.

ARTICLE II

Miscellaneous

2.1       Provisions of the Plan Control.  This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of such Committee with respect to the Plan shall be binding upon the Executive. A copy of the Plan will be delivered to the Executive upon reasonable request.

2.2      References to [Employment Agreement] [Executive Compensation Agreement].  All references to the [Employment Agreement] [Executive Compensation Agreement] herein shall refer to the [Employment Agreement] [Executive Compensation Agreement] in effect on the date of grant of Restricted Shares. Notwithstanding that, at the time of a termination of Executive’s employment, the Executive and Company may no longer be parties to such [Employment Agreement] [Executive Compensation Agreement] or may have amended such [Employment Agreement] [Executive Compensation Agreement], this Agreement shall be interpreted as if such [Employment Agreement] [Executive Compensation Agreement] were still in place (including any requirements to give notice, etc.). [Further, to the extent that the Employment Agreement has been terminated prior to the Executive’s termination of employment, the measurement period for additional vesting of Restricted Shares under Section 1.2(c) of this Agreement shall be the three-year period following the date of Executive’s termination of employment.]

2.3      Taxes.  The Company may require payment of or withhold any income or employment tax which it believes is payable as a result of the grant or vesting of the Restricted Shares or any payments thereon or in connection therewith, and the Company may defer making delivery with respect to the shares until arrangements satisfactory to the Company have been made with regard to any such withholding obligation. In accordance with the Plan, the Company may withhold shares of Common Stock to satisfy such withholding obligations.

2.4      No Employment Rights.  The award of the Restricted Shares pursuant to this Agreement shall not give the Executive any right to remain employed by the Company or any affiliate thereof.

2.5      Notices.  Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company in care of its General Counsel at Kohl’s Department Stores, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051. Any notice to be given to the Executive may be addressed to him/her at the address as it appears on the payroll records of the Company or any subsidiary thereof. Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.

2.6      Governing Law.  This Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date first written above.

KOHL’S CORPORATION

By:

Title:

«Name»
«Title»

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